Exhibit 5.2

[Letterhead of STITES & HARBISON PLLC]

October 24, 2005

Williams Scotsman, Inc.

8211 Town Center Drive

Baltimore, Maryland  21236

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Space Master International, Inc., a Georgia corporation (the “Guarantor”), a wholly owned subsidiary of Williams Scotsman, Inc., a Maryland corporation (the “Company”).  Our representation is limited to matters we have been specifically consulted about by the Guarantor.  We have also acted as special counsel to the Company from time to time.

The Company, Guarantor, and William Scotsman International, Inc. have requested this opinion as to the Guarantor in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the subsidiaries of the Company named therein as guarantors (including the Guarantor), with the Securities and Exchange Commission (the “Commission”) in October of 2005, under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act.

The Registration Statement relates to the registration under the Act of the Company’s $350,000,000 aggregate principal amount of 8½% Senior Notes due 2015 (the “Exchange Notes”) and the guarantees of the Exchange Notes to be executed by the Guarantor (collectively the “Guarantee”), and guarantees by other guarantors of the Exchange Notes.  Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

Our opinion is limited to the matters addressed hereinafter and relates solely to the Guarantor and its acts described in the Registration Statement.

We have examined photocopies of the following documents (collectively, the “Documents”):

(1)                                  the Registration Statement (including its exhibits);

(2)                                  the Indenture, including as exhibits thereto the forms of Exchange Note and related Guarantees, included as Exhibit 4.7 to the Registration Statement; and

(3)                                  the Registration Rights Agreement included as Exhibit 4.8 to the Registration Statement.

We have also examined and are familiar with executed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Guarantor (as certified by an officer to be in full force and effect); (ii) resolutions of the board of directors of the Guarantor relating to the authorization, execution and delivery of the Documents; and (iii) the Certificate of the Secretary of the Guarantor as to factual matters (the “Guarantor Certificate”).  We have also examined and relied upon such public records as we deemed necessary or appropriate in rendering this opinion, and upon originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In such review, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. Without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) certificates and statements of officers of the Guarantor as to factual matters, (ii) corporate records provided to us by such officers, (iii) certificates, copies and other documents obtained from public officials, and (iv) the representations and warranties contained in the Documents as to factual matters. We also have assumed that all the Documents have been duly authorized, executed and delivered by all parties thereto other than Guarantor, and that each of the Documents is enforceable in accordance with its terms against all the parties thereto.

Based upon the foregoing, and subject to the qualifications particularly hereinafter set forth, we are of the opinion that:

1.             The Guarantor is a corporation duly incorporated and, based solely on the Certificate of Existence issued by the Secretary of State of Georgia dated as of October 18, 2005, validly existing, as of such date, under the laws of the State of Georgia.

2.             The Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Guarantee and the Documents.

3.             The Guarantee has been duly authorized by the Guarantor and all necessary action has been undertaken to authorize the Documents and the transactions contemplated thereby.

4.             Each of the Documents has been duly and validly authorized, executed and delivered by the Guarantor.

5.             The execution and delivery by the Guarantor of each Document and the performance by the Guarantor of its obligations thereunder have been duly authorized by all necessary corporate action and will not violate or result in a breach or default under the Guarantor’s Articles of Incorporation or its Bylaws or violate the laws of the State of Georgia.

Our opinions are limited by and subject to the following:

(a)           Our opinions are based solely upon the laws of the State of Georgia and the United States of America.  We express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise. Although the Documents may purport to be governed by the laws of another jurisdiction, our opinions herein are rendered as if the Documents were governed by the laws (other than with respect to choice of law principles) of the State of Georgia.

(b)           We express no opinion as to the requirements of, effects of, or any entity’s compliance with federal, state or foreign laws, rules or regulations of a type that would not reasonably be expected to be directly applicable to the Guarantor, the Guarantor’s indebtedness incurred pursuant to the Documents. Without limiting the foregoing, we do not express (and have not been requested to express) any opinion herein concerning federal, state or foreign laws, rules or regulations relating to (i) securities or blue sky matters, (ii) fraudulent conveyances or transfers, (iii) impairment of corporate capital or surplus, (iv) motor vehicles, certificates of title, registration and the like, (v) antifraud and other disclosure matters, or (vi) antitrust or tax matters.

(c)           Our opinions herein are subject to the effects of applicable laws of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws in effect from time to time affecting the rights and remedies of creditors generally, including, without limitation, fraudulent conveyance laws and judicially developed doctrines relevant to any of the foregoing laws, and to general principles of equity (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement.

This opinion has been made solely for your benefit and no other person or entity (other than the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, counsel to the Company and the Guarantor) shall be entitled to rely hereon without our express prior written consent.

Very truly yours,

/s/ STITES & HARBISON PLLC

STITES & HARBISON PLLC